Exhibit 99

July 31, 2012	Contact: James Gasior
President and CEO

Press Release: Cortland Bancorp Reports Solid

Second Quarter 2012 Earnings

CORTLAND BANCORP (the “Company,” OTCQB: CLDB) today reported net income of $952,000, or $.21 per share, for the second quarter of 2012, versus $1.3 million for the second quarter of 2011, or $.29 per share. Excluding net gains on securities transactions net of tax of $18,000 in the second quarter of 2012, and $461,000 in the second quarter of 2011(earnings from normal operations) income of $934,000 was recorded in the second quarter of 2012 and $860,000 in the same quarter of 2011. This represented a $74,000 improvement in quarterly earnings from normal operations.

Net income for the six months ended June 30, 2012 was $2.11 million versus $2.19 million for the same period in 2011. On a comparable “earnings from normal operations” basis excluding net securities transactions, 2012 net earnings from operations were $2.2 million versus $1.8 million in 2011.

Respective to the quarterly operating results, highlights of operations are as follows:

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Spurred by the commercial loan growth, net interest income increased by $65,000 in 2012 versus 2011 as the Company continues to optimally manage its balance sheet in this historically low interest rate environment.

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The Company continues to excel in managing risks in the loan portfolio as asset quality measures are among the best for banks with similar asset totals. Net loan charge-offs were .19% of average loans in 2012 and .25% for 2011. The allowance for loan loss (ALLL) to total loans ratio was 1.17% at June 30, 2012 versus 1.10% a year ago. The Company’s allowance for loan losses covers 64% of nonaccrual loans at June 30, 2012.

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Mortgage banking gains reached $266,000 in the quarter versus $20,000 in the same quarter of 2011. These gains, which are reported as non-interest income, are in line with results expected from the wholesale mortgage unit which was formed late last year specifically as a result of strategic initiatives aimed at improving overall profitability.

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The North Bloomfield office was closed effective May 5, 2012. The branch closure which was announced earlier in the year, was completed in line with strategic initiatives aimed at improving overall branch efficiencies and profitability,

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The Company’s total shareholders’ equity increased from $45.7 million on December 31, 2011 to $48.1 million at June 30, 2012, an increase of $2.4 million. The Company continues to remain well capitalized under all regulatory measures. The Company’s total risk-based capital is $16.4 million in excess of the 10% well capitalized threshold.

The improvement in earnings from normal operations is highlighted by an 18% year over year growth rate in the commercial loan portfolio and a composite loan portfolio growth rate of 10%.

James Gasior, President and Chief Executive Officer stated, “Our operating results reflect our commitment to growing loans and deposits in the markets in which we operate and in producing consistent positive earnings. On the heels of the financial crisis, we have now posted positive earnings in each of the last eleven quarters dating back to the fourth quarter of 2009.”

Net interest income, which provides the core earnings base for the Company, increased 1.6% to $4.2 million in the second quarter of 2012 versus $4.135 million in 2011. The Company has benefited from increasing balances in the loan portfolio yielding 5.36% during the quarter in lieu of allocating funds into the investment portfolio earning 3.20%. Also, as liabilities continue to mature and reprice at lower rates, the net interest income has, and is expected to continue to improve. Even with deposit rates creeping lower to reflect market trends, the Company has been able to both retain and grow deposits and has recorded a 6.0% increase in balances over the past year.

Mr. Gasior commented, “In the midst of earnings pressures brought on by the economic downturn, interest rate compression and investment impairment issues, the Company devoted substantial attention to profit improvement measures, balance sheet restructuring and a reorganization of its management structure. The Company’s management team continues to focus on measures designed to enhance capital and to provide for adequate liquidity for lending and business development purposes. New strategies are being pursued to improve market penetration and product expansion, with the objective of increasing both the interest income and non-interest income revenue base”.

Further commenting on the results, Mr. Gasior stated, “The Company incurred over $200,000 in non-interest expenses in 2011 and an additional $48,000 in non-interest expense in 2012 representing costs associated with the start-up of the mortgage banking unit. As the mortgage unit operations continue to ramp up in 2012, CSB Mortgage Company has begun to contribute to the Company’s non-interest income, and has already made a positive contribution in the first half of 2012 on just over $70 million of originations.” CSB Mortgage Company partners with mortgage brokers in contiguous states to originate mortgage loans. The loans are sold to investors in the secondary market generating a profit margin.

Non-interest income for the quarter, excluding securities transactions, increased by $358,000 from a year ago. This is mainly due to mortgage banking gains in 2012 of $266,000 versus gains in 2011 of $20,000. Non-interest expenses increased 11% from the same quarter a year ago, reflecting the additional personnel and other expenses to operate the mortgage banking operation. For the six month period, CSB Mortgage contributed $60,000 in net income to the consolidated operating results.

The Company, to date, has not experienced notable deterioration in credit quality despite less than favorable economic conditions over the past several years. Nonaccrual loans were $5.2 million at June 30, 2012 or 1.82% of loans, up from $3.6 million at December 31, 2011. Included in these totals is a single loan of $1 million fully secured by collateral for which no loss is expected.

Mr. Gasior noted, “With the fragile state of today’s economy, it is prudent to address the potential for losses based upon worsening conditions. The Company proactively continues to set aside reserves for future losses, both in the allowance for loan losses and capital. The Company was able to do this and still achieve improved operating results.”

For the current quarter, the provision for loan losses was $330,000, exceeding the net charge-offs for the quarter of $131,000. Provision expense was increased in recognition of loan growth and a changing composition of the loan portfolio as the Company takes aim at managing its balance sheet with a commercially oriented focus.

Total loans at June 30, 2012 were $284.3 million as compared to $258.8 million a year ago, a 10% increase. Total assets of $522.7 million at June 30, 2012 reflect an increase of 8% from year ago asset totals of $484.6 million with loans and deposits providing the core growth. This balance sheet strategy is designed to improve net interest income margins and overall profitability while moderating asset growth which supports the Company’s current capital position.

In addition to building loan loss reserves, the Company has also continued to increase its capital levels. With capital as the ultimate cushion to absorb any unforeseen negative consequences of the struggling economy, capital levels for banks across the industry, have been under the watchful eye of the regulators. The Company’s regulatory capital ratios exceed the statutory well capitalized thresholds by a comfortable margin. In the current regulatory environment, regulatory oversight bodies expect banks to maintain ratios above the statutory levels as a margin of safety. The calculated ratios are as follows for the quarter ended June 30, 2012: a Tier 1 leverage ratio of 10.40% (compared to a “well-capitalized” threshold of 5.0%); a Tier 1 risk-based capital ratio of 13.20% (compared to a “well-capitalized” threshold of 6.00%); and a total risk based capital ratio of 14.04% (compared to a “well-capitalized” threshold of 10.00%).

Cortland Bancorp is a holding company headquartered in Cortland, Ohio. Cortland Banks, founded in 1892, the Company’s bank subsidiary, conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in northeastern Ohio.

For additional information about Cortland Banks visit http://www.cortland-banks.com.

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011
SUMMARY OF OPERATIONS
Total interest income	$5,227	$5,338	$10,532	$10,658
Total interest expense	(1,027)	(1,203)	(2,091)	(2,456)

Net interest income (NII)	4,200	4,135	8,441	8,202
Provision for loan losses	(330)	(374)	(600)	(548)

NII after loss provision	3,870	3,761	7,841	7,654
Investment security gains (losses) net of impairment losses	28	698	(136)	579
Total other income (excluding investment gains or losses)	1,000	642	1,859	1,294
Total other noninterest expense	(3,694)	(3,321)	(7,558)	(6,676)

Income before tax	1,204	1,780	2,006	2,851
Income tax	252	459	(105)	661

Net income	$952	$1,321	$2,111	$2,190

PER COMMON SHARE DATA
Net income, both basic and diluted	$0.21	$0.29	$0.47	$0.48
Book value	10.64	9.88	10.64	9.88

BALANCE SHEET DATA
Assets	$522,699	$484,623	$522,699	$484,623
Investments	177,228	176,689	177,228	176,689
Loans	284,257	258,815	284,257	258,815
Loans held for sale	14,882	89	14,882	89
Deposits	414,304	390,982	414,304	390,982
Borrowings	50,559	39,749	50,559	39,749
Subordinated debt	5,155	5,155	5,155	5,155
Shareholders’ equity	48,137	44,715	48,137	44,715

AVERAGE BALANCE SHEET DATA
Average assets	$513,479	$492,263	$512,054	$491,631
Average loans	278,604	259,193	280,099	258,189
Average loans held for sale	9,356	222	7,239	157
Average deposits	412,954	391,208	411,962	389,660
Average equity	48,260	45,060	47,514	43,899

ASSET QUALITY RATIOS
Loan charge-offs	(168)	(290)	(382)	(347)
Recoveries on loans	37	128	62	151

Net charge-offs	(131)	(162)	(320)	(196)

Net charge-offs as a percent of total average loans	0.19%	0.25%	0.23%	0.15%
Loans 30 days or more beyond their contractual due date as a percent of total loans	2.18%	1.39%	2.18%	1.39%
Loan loss reserve as a percent of total loans	1.17	1.10	1.17	1.10
Non-accrual loans as a percent of total loans	1.82	1.02	1.82	1.02

FINANCIAL RATIOS
Return on average equity	7.89%	11.73%	8.89%	9.98%
Return on average assets	0.74	1.07	0.82	0.89
Effective tax rate	20.93	25.79	(5.23)	23.18
Net interest margin	3.59	3.78	3.61	3.76
Efficiency ratio	71.04	69.52	73.38	70.30

CAPITAL RATIOS
Total risk-based capital to risk-weighted assets	14.04%	13.73%	14.04%	13.73%
Tier 1 capital to risk-weighted assets	13.20	12.95	13.20	12.95
Tier 1 capital to average assets	10.40	10.00	10.42	10.00